EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT (the "Employment Agreement" or this "Agreement") dated as of this 11th day of February, 2013, between eXp Realty International, Inc., a Washington corporation having its principal place of business at 1325 Lincoln Street, Suite 1, Bellingham, Washington 98229 (the "Company") and Steve Alamin ("Executive") an individual residing residing in Bellingham, Washington ("Executive" or "Employee").

The Company and Executive hereby agree as follows:

Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth. (As used throughout this Agreement, "Company" shall mean and include any and all of its present and future subsidiaries.) Executive warrants that Executive is free to enter into and fully perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which would restrict Executive's performance under this Agreement.

Duties. Executive shall devote Executive's business and professional time, energy and diligence to the performance of services as Chief Operating Officer or such other services as may from time to time be designated by the Company's President or anyone designated by the President of the Company. Executive agrees to perform Executive's services well and faithfully and to the best of Executive's ability and to carry out the policies and directives of the Company. Executive agrees to take no action detrimental to the interests of the Company during Executive's employment hereunder. Without in any way limiting the generality of the foregoing, Executive's specific duties shall be as set forth in ADDENDUM A attached hereto and incorporated herein by reference.

Term. Subject to the provisions of this Agreement, the term of this Agreement shall begin on February 11, 2013 ("Commencement Date"), and shall end on February 10, 2014 (the "Term"). Executive's continued employment with the Company after the expiration of the term of this Agreement shall be on an at-will basis.

Compensation. For all Executive services and covenants under this Agreement, the Company shall pay Executive a salary and bonus more particularly described on ADDENDUM B attached hereto and incorporated herein by reference. Executive's compensation shall be reviewed annually and adjusted as appropriate as determined by the Company.

Additional Benefits. During the Term, Executive shall be eligible for vacation, holidays, sick leave, personal leave and/or medical benefits generally available to non-owner Executives of the Company, but the Company shall not be required to establish any such programs or plans. Executive's eligibility and participation in such benefits shall be subject to any contribution therefore generally required of Executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable Company policies. The Company reserves the right to unilaterally alter or modify its Executive benefit plans and Company policies at any time as it, in its sole discretion, determines to be appropriate, without recourse by Executive.

Termination.

(A) ***Voluntary Termination.*** Either the Company or Executive may terminate this Agreement by giving at least thirty (30) days prior written notice to the other party, which notice shall specify the effective date of such termination.

(B) ***By the Company for Cause.*** The Company may terminate Executive's employment hereunder for Cause at any time. The following, as determined by the Company, shall constitute Cause for termination:

(i) Executive's failure to perform (other than by reason of disability) his duties and responsibilities with the degree of competence required by the Company, or material negligence in the performance of his duties and responsibilities to the Company or any of its affiliates;

(ii) Material breach by Executive of any provision of this Agreement; or

(iii) Other conduct by Executive that is materially harmful to the business, interests or reputation of the Company or any of its affiliates.

Upon termination of employment for any reason, Executive shall be deemed to have resigned from any and all office(s) then held by him with the Company or its subsidiaries and affiliates and agrees to execute all resignations, acknowledgments or documents required in order to formalize said resignations upon request of the Company.

Confidential Information. Executive acknowledges that, in order for him to perform his duties properly, the Company must necessarily entrust Executive with certain trade secrets and confidential and proprietary information (hereinafter referred to as the "Confidential Information"). The

Confidential Information includes, but is not limited to, operational and functional limitations of the Company's computer software, computer hardware and computer network; the Company's marketing plan(s) and strategies; the Company's public relations strategies and techniques; the Company's research and development plans and activities; the prices, terms and conditions of the Company's contracts with its clients and vendors; the identities, needs and requirements of the Company's clients and vendors; the Company's pricing policies and price lists; the Company's business plans and strategies; personnel information; and financial information regarding the Company. Executive further acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by the Company, that the Confidential Information is critical to the survival and success of the Company, and that the unauthorized disclosure or use of the Confidential Information would cause the Company irreparable harm.

Nondisclosure of Confidential Information. Executive agrees that, during the term of his employment with the Company and thereafter, he will not disclose the Confidential Information or use it in any way, except on behalf of the Company, whether or not such Confidential Information is produced by Executive's own efforts. Executive further agrees, upon termination of his employment, promptly to deliver to the Company all Confidential Information, whether or not such Confidential Information was produced by Executive's own efforts, and to refrain from making, retaining or distributing copies thereof.

Nonsolicitation of Other Executives. Except with the prior written consent of the Company, during Executive's employment with the Company and for a period of three (3) years after such employment ends, Executive will not solicit or have any discussion with any Executive or agent of the Company concerning employment with any business that competes with the Company, and Executive will not induce or attempt to influence any Executive of the Company to terminate his employment with the Company.

Return of Company Property. Executive agrees, upon termination of his employment, promptly to deliver to the Company all files, books, documents, computer disks or tapes, and other property prepared by or on behalf of the Company or purchased with Company funds, and to refrain from making, retaining or distributing copies thereof.

Specific Performance. Executive acknowledges that a breach of this Agreement by Executive will cause irreparable injury to the Company, that the Company's remedies at law will be inadequate in case of any such breach, and that the Company will be entitled to preliminary injunctive relief and other injunctive relief in case of any such breach. In addition, Executive acknowledges that in the

event Executive breaches this Agreement, Executive will be liable to the Company for all costs incurred by the Company in enforcing this Agreement, including reasonable attorneys' fees.

Compliance With Other Agreements. Executive represents and warrants to the Company that the execution of this Agreement by him, his performance of his obligations hereunder, and his employment by the Company will not, with or without the giving of notice or the passage of time, conflict with, result in the breach or termination of, or constitute default under, any agreement to which Executive is a party or by which Executive is or may be bound.

Waivers. The waiver by the Company or Executive of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event.

Survival; Binding Effect. This Agreement shall survive the termination of Executive's employment with the Company regardless of the manner of such termination, and shall be binding upon Executive and her heirs, executors and administrators.

Assignability by the Company. This Agreement is assignable by the Company and inures to the benefit of the Company, its subsidiaries, affiliated corporations, successors and assignees. This Agreement, being personal, is not assignable by Executive.

Headings. The section headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

Severability. The covenants of this Agreement are intended to be separable, and the expressions used therein are intended to refer to divisible entities. Accordingly, the invalidity of all or part of any paragraph of this Agreement shall not render invalid the remainder of this Agreement or of such paragraph.

Adjustment of Restraints by a Court of Law. If the period of time or the geographic scope of any nondisclosure, noncompetition or nonsolicitation restraint specified in this Agreement is judged by a court of competent jurisdiction to be unreasonable, Executive and the Company agree that the time and/or geographic scope for such restraint will be reduced so that the restraint can be enforced in such area for such time as the court decides is reasonable.

Extension of Restraints During a Period of Violation. In the event Executive violates any restraint

specified in this Agreement, Executive understands and agrees that the period of the restraint shall not run during the period of the violation. Executive understands that the purpose of this paragraph is to provide the Company the protection of the restraint to the full agreed-upon duration.

Governing Law. This Agreement shall be deemed to have been made in Washington State and shall be governed by and construed in accordance with the substantive law of Washington, excluding, however, such laws as pertain to conflicts of law. The Washington courts shall have exclusive jurisdiction and venue for any dispute arising from this Agreement.

Notices. Any notices permitted or required to be given hereunder shall be deemed properly given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

To: eXp Realty International, Inc.
1325 Lincoln Street, Suite 1
Bellingham, WA 98229

To: Steve Alamin
199 Chuckanut Point Road
Bellingham, WA 98229

Entire Agreement; Amendments. This Agreement, including Addenda A, B, C, E and Exhibit A, & B attached hereto and incorporated herein, constitutes the entire understanding between Executive and the Company with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no modification or waiver of any provision hereof shall be valid unless made in writing and signed by the parties.

Signed under seal this 26th day of March, 2013.

EXECUTIVE	EXP REALTY INTERNATIONAL, INC.
/s/ Steve Alamin	/s/ Glenn Sanford
Steve Alamin	Glenn D. Sanford, President / CEO

ADDENDUM A

Duties

1. Executive to commit a minimum of 20 hours weekly to the performance of the Duties. At the sole determination of the Company President and with the consent of the Company's Board of Directors, but in no event sooner than July 1, 2013 Executive may be designated a "Full Time" employee of the Company ("Full Time Status Designation").
2. Executive shall raise investment capital for the Company on or before February 11, 2014 in an amount not less than One Hundred Fifty Thousand and 00/100 United States Dollars ($150,000) ("Minimum Required Raise").
3. Guide, facilitate, execute the day-to-day operation of company functions to ensure we're creating value while remaining lean. Execute strategic plans, policies and long term goals. Lead all functional areas for coordinated delivery of strategic objectives.
4. Day-to-day disciplines where COO will provide direction or guidance

1) Human resources

   a. employee job specifications
   b. employee performance metrics
   c. outline minimum expectations from agents/brokers (conduct & performance)
   d. manage the development of systems and tools for assessing agents/brokers
      needs and satisfaction
   e. coach executives (team building, meeting productivity, etc)
   f. organization structure, policies and procedures
   g. develop employee management team

2) Finance (Partial CFO Activities)

   a. balance opportunity with cost realities
   b. compile and manage project projects and annual budget
   c. ensure accurate accounting, financial analysis, and measurable financial results
   d. improve and safeguard the company's financial health and cash flow
   e. compile flash report and financial models/summaries for management

3) Sales and marketing

a. support CEO & executive team integration and execution of marketing message, branding, communication and structure programs around marketing initiatives

b. work with Chief Cultural Officer to ensure coordinated integration and execution of company values and culture

c. fill-in market gaps for improved company decisions, positioning and company
performance metrics

d. support research, vetting and launch of eXp new revenue services

4) IT /IS

a. supervise WTM team to ensure alignment with eXp objectives, priorities, timelines

b. assist Jason's work and/or assume certain responsibilities directly specifically
with regard to taking over the ERP Platform development (Expansum)

5) Operations

a. domestic and international expansion and integration

b. manage external relationships

c. board governance, legal affairs and compliance

d. assist eXp through RTO

e. internal systems

f. end to end agent/broker experience

g. cascading the organization's strategy/mission within eXp

h. from time to time jump in to fill labor gaps

<u>CEO to COO</u>

CEO establishes the vision and high level strategy, while the COO owns the shape and execution. CEO should set COO's clear decision rights and authority. COO may be asked to be a board member.

ADDENDUM B

Compensation

1. Salary – The Company shall pay the Executive, in periodic installments in accordance with the Company's customary payroll practices, an annual base salary of Fifty Two Thousand and 00/100 United States Dollars ($52,000) commencing on the Commencement Date ("Salary"). Such salary shall be subject to adjustment thereafter as determined by the Company's Board of Directors. Executive shall commence earning Salary as of February 11, 2013 ("Salary Commencement Date"). Executive shall begin receiving Salary payments on April 1, 2013 ("Payment Commencement Date"). Salary earned and accrued during the period of from the Salary Commencement Date until the Payment Commencement Date shall be paid out not later than May 15, 2013. On the Additional Financing Date, Executive may be asked to become full time with eXp Realty and if Executive Agrees the annual base salary shall be increased to One Hundred Four Thousand and 00/100 United States Dollars ($104,000). The Parties acknowledge that the Additional Financing Date has not yet been established.

2. Stock Options. **(See Addendum E)**
   a. Initial Option Allocation. Subject to the terms and conditions hereof, Executive shall be issued by the Company eighty-seven thousand five hundred (87,500) stock options ("Initial Option Allocation") pursuant to the executive and staff option plan to be adopted by the Company. The Executive's options shall vest on February 11, 2013 provided Executive has achieved the Minimum Required Raise set forth on ADDENDUM A. In the event Executive does not achieve the Minimum Required Raise, then Executive forfeits ⅓ of the 87,500 options. The exercise price of the options per share shall be $1.10 United States Dollars.

   b. Secondary Allocation. In the event of Executive Full Time Status Designation, Executive shall be issued an additional block of stock options equal to two and 3/20 percent (2.15%) of the Company's issued and less the number of options in the "Initial Option Allocation". The "Initial Option Allocation" will continue to vest per Company executive and staff option plan at the original strike price of $1.10. The "Secondary Allocation" exercise price of the options per share shall be the current market/trading price of the shares. The "Secondary Allocation" is

pursuant to the executive and staff option plan to be adopted by the Company and shall vest progressively over a three year period defined below provided this Agreement has not been terminated:

(i) Twenty five percent (25%) of the Secondary Allocation on the date of the Full Time Status Designation;

(ii) Twenty five percent (25%) of the Secondary Allocation on 12 February 2015 provided a Full Time Status Designation has by then been made;

(iii) Thereafter, remaining options shall vest 6.25% per quarter

Right to exercise options are pursuant to the company stock option plan currently being finalized.

c. Termination. Per terms defined in the executive and staff option plan to be adopted by the Company.

d. Expiration of Options. Per terms defined in the executive and staff option plan

/s/ Glenn Sanford

03/26/2013

/s/ Steve Alamin

03/27/2013